Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of July 15, 2025, by and between GrabAGun Digital Holdings Inc., a Texas corporation (the “Company”), and Marc Nemati (the “Executive”) (together, the “Parties”).

RECITALS

WHEREAS, the Executive is currently employed by Metroplex Trading Company LLC (doing business as GrabAGun.com), a Texas limited liability company (“GrabAGun”), as its President and Chief Executive Officer;

WHEREAS, the Company entered into that certain Business Combination Agreement (the “Merger Agreement”), dated as of January 6, 2025, by and among (i) the Company, (ii) GrabAGun, (iii) Gauge II Merger Sub LLC, a Texas limited liability company and a wholly owned subsidiary of the Company (“Company Merger Sub”), (iv) Colombier Acquisition Corp. II, a special purpose acquisition company formed as a Cayman Islands exempted company (“Colombier”), and upon subsequent execution of a joinder agreement, (v) Gauge II Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of the Company (“Purchaser Merger Sub”), pursuant to which Company Merger Sub will merge with and into GrabAGun and Purchaser Merger Sub will merge with and into Colombier (the “Business Combination”), as a result of which GrabAGun and Colombier will become wholly owned subsidiaries of the Company and the Company will become a publicly traded company engaged in business as an eCommerce retailer of firearms, ammunition and related accessories following the Business Combination;

WHEREAS, the Parties desire to enter into an agreement under which the Executive will be employed as the President and Chief Executive Officer of the Company on the terms contained in this Agreement, subject to, and contingent upon, the consummation of the Business Combination (such consummation, the “Closing”);

WHEREAS, this Agreement shall terminate and be of no force or effect upon termination of the Merger Agreement in accordance with the terms thereof, and upon the termination of this Agreement as a result of the termination of the Merger Agreement, no Party shall have any further obligations or liability under this Agreement; and

WHEREAS, the Executive has agreed to accept such employment with the Company effective upon the Closing on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the Parties herein contained, the Parties hereto agree to the following terms, which shall govern the Executive’s employment effective upon the Closing (the date of the Closing, the “Effective Date”):

AGREEMENT

1. Agreement. Provided that the Executive remains employed by GrabAGun as of the Closing, this Agreement shall be effective as of the Effective Date. The Executive’s employment on the terms contained in this Agreement shall commence on the Effective Date and shall continue in effect for three (3) years except as otherwise provided in Section 6 hereof; provided, however, that the term of this Agreement shall automatically be extended for additional one (1) year terms beyond the initial three (3) year term unless and until either the Company or the Executive provides ninety (90) days advance written notice to the other of its desire to terminate this Agreement as of the date on which the Term of Employment shall expire (such term of employment, including any renewals thereof, is referred to hereinafter as the “Term of Employment”).

2. Position. During the Term of Employment, the Executive shall serve as the President and Chief Executive Officer of the Company and shall serve as the Chairman of the Company’s board of directors (the “Board”), subject to his re-election as a director thereto from time to time by the Company’s stockholders. The Executive shall work from the Company’s offices in Coppell, Texas, travelling as reasonably required by the Executive’s job duties.

3. Scope of Employment. During the Term of Employment, the Executive shall be responsible for the performance of those duties consistent with the Executive’s position as President and Chief Executive Officer. The Executive shall report to the Board. The Executive agrees to devote the Executive’s full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of the Executive’s duties and responsibilities as an employee of the Company and not to engage in any other business activities (whether as an employee, consultant, board member, advisor or in any other capacity) without prior approval from the Board, except that the Executive may engage in charitable or civic activities and/or serve as an executor, trustee or other similar fiduciary capacity; provided, however, that in no event may any activity be undertaken or continued if it would (i) be in violation of any provision of this Agreement or other agreement between the Executive and the Company, (ii) interfere with the performance of the Executive’s duties for the Company, or (iii) present a conflict of interest with the Company’s business interests. As an employee of the Company, the Executive will be required to comply with all Company policies and procedures.

4. Compensation. As full compensation for all services rendered by the Executive to the Company and any affiliate thereof, during the Term of Employment, the Company will provide to the Executive the following:

(a) Base Salary. The Executive shall receive a base salary at the annualized rate of $550,000 (the “Base Salary”). The Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s regularly established payroll procedures. The Executive’s Base Salary will be reviewed on an annual or more frequent basis by the Board and may be increased from time to time in the discretion of the Board.

(b) Annual Discretionary Bonus. The Executive will be eligible to receive an annual discretionary performance bonus of 75% to 100% of the Executive’s Base Salary (the “Annual Bonus”), based on financial results for the fiscal year or such other performance goals established by the Board (or Compensation Committee) in consultation with the Executive. Following the close of each calendar year, the Board will determine whether the Executive has earned a performance bonus, and the amount of any performance bonus, based on the set performance criteria. No amount of the Annual Bonus is guaranteed, and the Executive must be an active employee of the Company on the date the bonus is distributed in order to be eligible for and to earn any bonus award, as it also serves as an incentive for the Executive to remain employed by the Company. The Executive’s bonus eligibility will be reviewed on an annual or more frequent basis by the Board and is subject to change in the discretion of the Board. All bonuses will be paid no later than March 15 of following year.

(c) Equity Award. The Company shall recommend to the Board that the Executive be granted 200,000 restricted stock units (before any change in capitalization, such as a stock split or reverse stock split that may occur between the Effective Date and the date of grant) (the “RSU Award”) on or as soon as practicable after the 61st day following the Effective Date. The RSU Award shall vest in twelve (12) equal consecutive quarterly increments commencing on the Effective Date, subject to the Executive continuing to provide services to the Company through the relevant vesting dates. The RSU Award will be subject to approval by the Board and the terms of the Company’s 2025 Stock Incentive Plan (the “Equity Plan”) and a restricted stock unit agreement between the Executive and the Company. The Executive will be eligible to receive additional equity awards at such times and on such terms and conditions as the Board shall, in its sole discretion, determine.

(d) Benefits; Vacation; Perquisites. The Executive will be eligible for paid vacation and paid sick time, consistent with the Company’s policies as in effect from time to time. The Executive will also be eligible for paid time off for Company holidays, which are set annually and in accordance with Company policy. The Executive shall have the right, on the same basis as other similarly-situated employees of the Company, to participate in, and to receive benefits under all employee health, disability, insurance, fringe (including car allowances), welfare benefit and retirement plans, arrangements, practices and programs the Company provides to its senior executives in accordance with the terms thereof as in effect from time to time. The Company reserves the right to modify, amend and/or terminate any and all of its benefits plans at its discretion.

(e) Withholdings. All compensation payable to the Executive shall be subject to applicable taxes and withholdings.

(f) Expenses. The Executive will be reimbursed for the Executive’s actual, necessary and reasonable business expenses pursuant to Company policy, subject to the provisions of Section 3 of Exhibit A attached hereto.

5. Restrictive Covenant Agreement. The Executive hereby acknowledges that the Non-Competition and Non-Solicitation Agreement executed and delivered as of January 6, 2025 by and among the Executive in favor of and for the benefit of the Company, Colombier, GrabAGun and each of their respective affiliates, successors and direct and indirect subsidiaries, attached hereto as Exhibit B (the “Restrictive Covenant Agreement”), remains in full force and effect, with the terms thereof hereby deemed incorporated herein. The Executive further acknowledges that the Executive’s employment with the Company is conditioned on the Executive’s continued compliance with the Restrictive Covenant Agreement.

6. Employment Termination. This Agreement and the employment of the Executive shall terminate upon the occurrence of any of the following:

(a) Upon the death of the Executive or at the election of the Company due to the Executive’s “Disability.” As used in this Agreement, the term “Disability” shall mean a physical or mental illness or disability that prevents the Executive from performing the duties of the Executive’s position for a period of more than any three (3) consecutive months or for periods aggregating more than twenty-six (26) weeks. The Company shall determine in good faith and in its sole discretion whether the Executive is unable to perform the services provided for herein.

(b) At the election of the Company, with or without “Cause” (as defined below), immediately upon written notice by the Company to the Executive. As used in this Agreement, “Cause” shall mean:

(i) the Executive’s engagement in any conduct that has materially and adversely affected the business interests or reputation of the Company or its affiliates (for avoidance of doubt, “conduct” in this subsection does not mean poor performance or failure to meet Company objectives);

(ii) any breach by the Executive of the Restrictive Covenant Agreement;

(iii) the Executive’s willful and repeated failure to perform in any material respect, the Executive’s duties to the Company under this Agreement;

(iv) the Executive’s fraud or embezzlement, or the Executive’s willful misconduct with respect to the Company or its affiliates;

(v) the Executive’s material breach of this Agreement or the written policies of the Company; or

(vi) the Executive’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor relating to the Company or its affiliates, any crime involving dishonesty or moral turpitude, or any felony;

provided, however, that with respect to subsections (iii) and (v) hereof, and solely to the extent the Company reasonably believes the failure is capable of being cured, the Executive was given thirty (30) calendar days’ written notice of such failure and an opportunity to meet with the Board and cure such failure but the Executive failed to do so within such period (provided that the Executive is eligible for no more than two “cure” opportunities during the Executive’s employment).

(c) At the election of the Executive, with or without “Good Reason” (as defined below), upon written notice by the Executive to the Company (subject, if it is with Good Reason, to the timing provisions set forth in the definition of Good Reason). As used in this Agreement, “Good Reason” shall mean the occurrence (without the Executive’s prior written consent) of any of the following events:

(i) a material reduction in the Executive’s position, authority, duties or responsibilities;

(ii) the relocation of the principal place at which the Executive provides services to the Company by at least twenty-five (25) miles;

(iii) a reduction of the Executive’s Base Salary or Annual Bonus opportunity; or

(iv) a material breach by the Company of its obligations under this Agreement.

No termination will be treated as a termination by the Executive for Good Reason unless (x) the Executive has given written notice to the Company of the Executive’s intention to terminate the Executive’s employment for Good Reason, describing the grounds for such action, no later than sixty (60) days after the first occurrence of such circumstances, (y) the Executive has provided the Company with at least thirty (30) days in which to cure the circumstances, and (z) if the Company is not successful in curing the circumstances, the Executive ends the Executive’s employment within thirty (30) calendar days following the expiration of the cure period in clause (y) above.

(d) Upon written notice of non-renewal provided by either the Executive or the Company pursuant to Section 1 of this Agreement; provided that, if the Company provides notice of non-renewal, it shall be treated for all purposes under this Agreement as a termination without Cause.

7. Effect of Termination.

(a) All Terminations Other Than by the Company Without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated under any circumstances other than a termination by the Company without Cause or a termination by the Executive with Good Reason (including a voluntary termination by the Executive without Good Reason or a termination by the Company for Cause or due to the Executive’s death or Disability), the Company’s obligations under this Agreement shall immediately cease and the Executive shall only be entitled to receive (i) the Base Salary that has accrued and to which the Executive is entitled as of the effective date of such termination, to be paid in accordance with the Company’s established payroll procedure and applicable law but no later than the next regularly scheduled pay period, (ii) unreimbursed business expenses for which expenses the Executive has timely submitted appropriate documentation in accordance with Section 4 hereof, (iii) any amounts or benefits to which the Executive is then entitled under the terms of the benefit plans then-sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), and (iv) to the extent applicable in accordance with then-current Company policy, any accrued but unused vacation time through the date of termination, to be paid in accordance with Company policy and applicable law (the payments described in this sentence, the “Accrued Obligations”).

(b) Termination by the Company Without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason, the Executive shall be entitled to the Accrued Obligations. In addition, and subject to Exhibit A and the conditions of Section 7(d), the Company shall: (i) continue to pay to the Executive, in accordance with the Company’s regularly established payroll procedures, the Executive’s Base Salary for a period equal to the greater of (X) two (2) years and (Y) the remaining duration of the three (3) year initial Term of Employment; (ii) pay to the Executive, in a single lump sum on the later of the Payment Date (as defined below) and the date on which bonuses are paid to employees generally, an amount equal to the Target Annual Bonus (as defined below) for the year in which termination occurs; (iii) pay the amount of any Annual Bonus not yet paid for a full calendar year on the later of the Payment Date (as defined below) and the date on which bonuses are paid to employees generally; and (iv) provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay for fifteen months following the Executive’s termination date or until the Executive has secured other employment or is no longer eligible for coverage under COBRA, whichever occurs first, the share of the premium for medical coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply (collectively, the “Severance Benefits”). As used in this Agreement, the term “Target Annual Bonus” shall mean, with respect to any year, the Annual Bonus based on the highest percentage within the specified range.

(c) Termination by the Company Without Cause or by the Executive with Good Reason During the Change in Control Period. If the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason within the period that begins three (3) months prior to and ends twelve (12) months following a Change in Control (such period, the “Change in Control Period”), then, subject to the terms and conditions of this Section 7(c), the Executive shall be entitled to receive the benefits described in this Section 7(c) rather than those described in Section 7(b) above. In such case, Executive shall be entitled to the Accrued Obligations and, subject to Exhibit A and the conditions of Section 7(d), the Company shall: (i) pay to the Executive, in a single lump sum on the Payment Date, an amount equal to the sum of (x) three (3) years of the Executive’s Base Salary, and (y) 1.5 times the Executive’s Target Annual Bonus for the year in which termination occurs or, if higher, the Executive’s Target Annual Bonus immediately prior to the Change in Control, (ii) pay to the Executive, in a single lump sum on the Payment Date, an amount equal to one hundred percent (100%) of the Executive’s Target Annual Bonus for the year in which termination occurs or, if higher, the Executive’s Target Annual Bonus immediately prior to the Change in Control, prorated based on a fraction, the numerator of which is the number of days during the calendar year in which the Executive’s termination date occurs that the Executive remained employed by the Company and the denominator of which is 365, (iii) provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay for two (2) years following the Executive’s termination date or until the Executive has secured other employment or is no longer eligible for coverage under COBRA, whichever occurs first, the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply, and (iv) provide that the vesting of the Executive’s then-unvested equity awards that vest based solely on the passage of time shall be accelerated, such that all such then-unvested time-based equity awards shall vest and become fully exercisable or non-forfeitable as of the later of the date of the Change in Control and Executive’s termination date (collectively, the “Change in Control Severance Benefits”).

(d) Release. As a condition of the Executive’s receipt of the Severance Benefits or the Change in Control Severance Benefits, as applicable, the Executive must execute and deliver to the Company a separation and release of claims agreement in substantially the form to be provided by the Company (the “Release”), which Release must become irrevocable within sixty (60) days following the date of the Executive’s termination of employment (or such shorter period as may be directed by the Company). The Severance Benefits or the Change in Control Severance Benefits, as applicable, will be paid or commence to be paid in the first regular payroll beginning after the Release becomes effective, provided that if the foregoing sixty (60) day period would end in a calendar year subsequent to the year in which the Executive’s employment ends, the Severance Benefits or Change in Control Severance Benefits, as applicable, will not be paid or begin to be paid before the first payroll of the subsequent calendar year (the date the Severance Benefits or Change in Control Severance Benefits, as applicable, are paid or commence pursuant to this sentence, the “Payment Date”). The Executive must continue to comply with all post-employment obligations under law or in any agreement between the Executive and the Company or any of its affiliates, including the Restrictive Covenant Agreement, any similar agreement with the Company or any of its affiliates and as set forth in the Release in order to be eligible to receive or continue receiving the Severance Benefits or Change in Control Severance Benefits, as applicable. For the avoidance of doubt, if the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason prior to a Change in Control, (i) any then-outstanding and unvested time-based equity awards held by the Executive shall remain outstanding (but any vesting shall be suspended) for up to (but no longer than) three (3) months following the date of termination so that, if it is later determined that such termination occurred during the three (3)-month period prior to the closing of a Change in Control and the Executive is entitled to Change in Control Severance Benefits rather than Severance Benefits, the vesting of such awards may be accelerated, in accordance with Section 7(c), immediately prior to the closing of the Change in Control and (ii) any Change in Control Severance Benefits shall be reduced by any Severance Benefits previously paid to the Executive, if it is later determined that the termination occurred during the three (3)-month period prior to the closing of a Change in Control and that the Executive is entitled to Change in Control Severance Benefits rather than Severance Benefits. Nothing in any Release or this Agreement shall require the Executive to mitigate any Severance Benefits or Change in Control Severance Benefits and the Company shall not apply any set-offs to amounts owed under this Agreement.

(e) Change in Control Definition. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events after the Closing (it being understood that the Business Combination shall not, itself, constitute a Change in Control for purposes of this Agreement), provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§ 1.409A-3(i)(5)(v), (vi) and (vii):

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition (but not before such acquisition), such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) fifty percent (50%) or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, or (3) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition;

(ii) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the Effective Date or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination Transaction”), unless, immediately following such Business Combination, each of the following two (2) conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination Transaction (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination Transaction and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or any of its affiliates or by the Acquiring Corporation) beneficially owns, directly or indirectly, fifty percent (50%) or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination Transaction).

(f) Resignation from other Positions. If, as of the date that the Executive’s employment terminates for any reason, the Executive is a member of the Board (or the board of directors of any entity affiliated with the Company), or holds any other offices or positions with the Company (or any entity affiliated with the Company), the Executive shall, unless otherwise requested by the Company, immediately relinquish and/or resign from any such board memberships, offices and positions as of the date the Executive’s employment terminates. The Executive agrees to execute such documents and take such other actions as the Company may request to reflect such relinquishments and/or resignation(s).

8. Absence of Restrictions. The Executive represents and warrants that the Executive is not bound by any employment contracts, restrictive covenants or other restrictions that prevent (or purports to prevent) the Executive from carrying out the Executive’s responsibilities for the Company, or which are in any way inconsistent with any of the terms of this Agreement.

9. Notice. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, or immediately upon hand delivery, in each case to the address of the recipient set forth below.

To Executive:

At the address set forth in the Executive’s personnel file

To Company:

GrabAGun Digital Holdings Inc.
200 East Beltline Road, Suite 403
Coppell, Texas 75019

Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 9.

10. Applicable Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without reference to the conflict of laws provisions thereof). The Parties agree to resolve through mandatory, final, and binding arbitration, except as specifically excluded herein or prohibited by applicable law and subject to the provisions of Section 18(d), all disputes arising out of or related to this Agreement or the subject matter hereof, and any controversy, dispute, or claim directly or indirectly arising out of, relating to, or connected with the Executive’s employment or any separation from employment with the Company, including whether the dispute is arbitrable (“Covered Disputes”); provided, however, that Covered Disputes shall not include claims for workers’ compensation, unemployment insurance, sexual assault, or sexual harassment, claims arising under the National Labor Relations Act, and claims by either party for temporary restraining orders or preliminary injunctions (“temporary equitable relief”) in cases in which such temporary equitable relief would be otherwise authorized by law. Further, nothing herein prevents the Executive from filing a charge with, cooperating with, or participating in any proceeding or investigation before the EEOC or a state fair employment practices agency except that the Executive acknowledges that the Executive may not recover any monetary benefits in connection with any such charge, proceeding or investigation, and the Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, proceeding or investigation, except if the underlying charge is not arbitrable. The Parties understand and agree that arbitration shall be the exclusive method by which to resolve all Covered Disputes to the extent permitted by applicable law. The Parties further understand and agree that, to the extent permitted by applicable law, neither Party will assert class, collective, or representative action claims against the other, whether in arbitration or otherwise, and such class, collective, or representative actions are hereby waived. Any such arbitration will be conducted in accordance with American Arbitration Association’s (the “AAA”) Employment Arbitration Rules and Mediation Procedures, a copy of which will be provided to the Executive upon request and will be conducted by a neutral arbitrator from the AAA agreed upon by the Executive and the Company in accordance with the AAA rules. Any arbitration under this provision will be conducted in the city closest to where the Executive resides at the time arbitration is demanded in which a United States District Court courthouse is located, unless otherwise agreed by the Executive and the Company. The arbitrator shall: (a) provide for more than minimal discovery and have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written decision, including a statement of the award and the arbitrator’s essential findings and conclusions on which the decision is based. The arbitrator shall have the power to award damages, remedies or relief that would be available in a court otherwise having jurisdiction of the matter, but no other damages, remedies or relief. The Parties agree that arbitration shall be the exclusive, final and binding forum for the ultimate resolution of such claims, subject to any rights of appeal that either party may have under the Federal Arbitration Act and/or under applicable state law dealing with the review of arbitration decisions. Each Party shall pay its own attorney’s fees and expenses, except that the Company shall pay the fees and expenses related to the arbitration that the Executive would not generally be required to bear if the Executive brought the same action in a court otherwise having jurisdiction.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged, or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive.

12. At-Will Employment. This Agreement shall not be construed as an agreement, either expressed or implied, to employ the Executive for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both the Executive and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although the Executive’s job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of the Executive’s employment may only be changed by a written agreement signed by the Executive and a duly authorized representative of the Company, which written agreement expressly states the intention to modify the at-will nature of the Executive’s employment, provided, however, that nothing in the foregoing shall alter any rights the Executive may have as set forth in Section 6 above. Similarly, nothing in this Agreement shall be construed as an agreement, either express or implied, to pay the Executive any compensation or grant the Executive any benefit beyond the end of the Executive’s employment with the Company, except as explicitly set forth in Section 6 above.

13. Acknowledgment. The Executive states and represents that the Executive has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that the Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs the Executive’s name of the Executive’s own free act.

14. No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

15. Captions and Pronouns. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

16. Interpretation. The Parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms. Except where the context requires otherwise, references in this Agreement to the “Board” shall include any authorized committee thereof.

17. Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.

18. Modified Section 280G Cutback. Notwithstanding any other provision of this Agreement, except as set forth in Section 18(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the following provisions shall apply:

(a) The Company shall not be obligated to provide to the Executive any portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for the Executive. For purposes of this Section 18, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b) Notwithstanding the provisions of Section 18(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) one hundred percent (100%) of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to the Executive (including state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any employment taxes payable by the Executive). The override of such reduction in Contingent Compensation Payments pursuant to this Section 18(b) shall be referred to as a “Section 18(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c) For purposes of this Section 18 the following terms shall have the following respective meanings:

(i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to or for the benefit of a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 18(d).

(i) Within thirty (30) days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (A) which Potential Payments constitute Contingent Compensation Payments, (B) the Eliminated Amount and (C) whether the Section 18(b) Override is applicable.

(ii) Within thirty (30) days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that the Executive agrees with the Company’s determination pursuant to the preceding sentence or (B) that the Executive disagrees with such determination, in which case the Executive shall set forth (x) which Potential Payments should be characterized as Contingent Compensation Payments, (y) the Eliminated Amount, and (z) whether the Section 18(b) Override is applicable.

(iii) In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final.

(iv) If the Executive states in the Executive Response that the Executive agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three (3) business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).

(v) If the Executive states in the Executive Response that the Executive disagrees with the Company’s determination, then, for a period of sixty (60) days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration as provided in Section 10 of this Agreement. The Company shall, within three (3) business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three (3) business days following the resolution of such dispute.

(e) If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 18, then the payments shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax.

(f) The provisions of this Section 18 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan under which the Executive may receive Contingent Compensation Payments.

19. Indemnification. The Company agrees to indemnify the Executive to the fullest extent permitted by law and/or the Company’s governing certificate of formation, bylaws and other organizational documents against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that the Executive is or was an employee, officer, or director of the Company. The Company shall maintain directors and officers liability insurance and will pay the expenses incurred in defending any proceeding referenced in the foregoing in advance of its final disposition; provided, however, that such advance payment shall be made only upon receipt of (a) an undertaking by the Executive to repay all amounts advanced if it should ultimately be determined that the Executive is not entitled to be indemnified under this Agreement or otherwise, and (b) the Executive’s written certification that, to the best of his knowledge, the Executive is entitled to be indemnified under this Agreement. This Section 19 shall survive termination or expiration of this Agreement or termination of the Executive’s employment.

20. Entire Agreement. Except as expressly provided in the Merger Agreement and any other agreements to which the Executive is or will be party in connection with the Transaction, this Agreement constitutes the entire agreement between the Parties and supersedes and replaces all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement; provided, however, and for the avoidance of doubt, nothing herein shall be deemed to supersede the Non-Competition and Non-Solicitation Agreement, which remains in full force and effect as set forth in Section 5 above.

[Signatures on Page Following]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year set forth above.

GRABAGUN DIGITAL HOLDINGS INC.

By:	/s/ Matthew Vittitow
	Name:	Matthew Vittitow
	Title:	Chief Operating Officer

EXECUTIVE:

/s/ Marc Nemati
Marc Nemati

[Signature Page to Employment Agreement]

EXHIBIT A

Payments Subject to Section 409A

1. Subject to this Exhibit A, any severance payments or benefits that may be due under the Agreement (including but not limited to any Severance Benefits or Change in Control Severance Benefits) shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to distribution of the severance payments or benefits, if any, to be provided to the Executive under the Agreement, as applicable:

(a) It is intended that each installment of the severance payments or benefits provided under the Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments or benefits shall be made on the dates and terms set forth in the Agreement.

(c) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the severance payments or benefits due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Agreement; and

(ii) Each installment of the severance payments or benefits due under the Agreement that is not described in Section 1(c)(i) of this Exhibit A and that would, absent this subsection, be paid within the six (6)-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six (6) months and one day after such separation from service (or, if earlier, within the permitted Section 409A period following the Executive’s death), with any such installments that are required to be delayed being accumulated during the six (6)-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments or benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.

2. The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of Section 2 of this Exhibit A, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (a) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in the Agreement), (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (d) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

4. The Company makes no representation or warranty and shall have no liability to the Executive or to any other person if any of the provisions of the Agreement (including this Exhibit A) are determined to constitute deferred compensation subject to Section 409A but that does not satisfy an exemption from, or the conditions of, that section.

5. The Agreement is intended to comply with, or be exempt from, Section 409A and shall be interpreted accordingly.

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